Exhibit 10.1

Description of Compensation Terms with Chief Financial Officer

Jesse Hill’s compensation in connection with his appointment as permanent Chief Financial Officer of eXp World Holdings, Inc.  (the “Company”), effective June 30, 2025, is as follows:

●	annual base salary of $600,000, effective June 30, 2025;

●	an equity grant under the Company’s 2024 Equity Incentive Plan (the “Plan”), consisting of:

o	restricted stock units (“RSUs”) with a fair market value of $230,938, vesting in equal quarterly installments over a three-year period following the grant date and, upon vesting, settling in shares of the Company’s common stock on a one-for-one basis; and

o	an option to purchase shares of the Company’s common stock with a fair market value of $692,812, vesting in equal quarterly installments over a three-year period following the grant date and having an exercise price equal to the closing price of the Company’s common stock on the date of grant.

The RSUs and options are expected to be granted on the first trading day following the expiration of the Company’s trading blackout period and will be subject to the terms and conditions of the Plan and the Company’s standard grant agreements. Vesting of the RSUs and options are subject to Mr. Hill’s continued service through each applicable vest date.

4924-6837-7175